UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On June 16, 2015, Libbey Inc. (the Company) announced the appointment, effective July 13, 2015, of James White as Vice President, Chief Operating Officer. Mr. White will be provided an annual base salary of $525,000, a target opportunity under Libbey’s Senior Management Incentive Plan of 75% of his base salary actually earned and a target opportunity under Libbey’s Long-Term Incentive Plan equal to 150% of his annual base salary.
He will receive a special “new hire” award of 35,000 restricted stock units to compensate him for awards that he will forfeit when he leaves his current employer. These restricted stock units will vest ratably on each of the first through fourth anniversaries of Mr. White’s first day of active employment.
Under the Company’s modest executive perquisite program, Mr. White will be entitled to an annual executive physical, annual financial planning assistance, annual tax return preparation assistance, executive car service to and from the Metro Detroit airport, and one airline club membership. Additionally, if Mr. White relocates his primary residence to the Toledo, Ohio area within 18 months of his first day of active employment, he will be entitled to relocation benefits under the Company’s relocation policy for in-service employees.
Finally, Mr. White will be covered by the Company’s Executive Severance Plan, which provides for payment of benefits solely in the event of his termination without cause, and the Company will enter into a change in control agreement with Mr. White. The form of that agreement will be substantially the same as the form of the change in control agreement between the Company and Sherry Buck, the Company’s Vice President, Chief Financial Officer.
Item 9.01 Financial Statements and Exhibits.
d)    Exhibit 99.1. Press release dated June 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: June 16, 2015	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
99.1	Text of press release dated June 16, 2015